UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 18, 2015

GLACIER BANCORP, INC.

(Exact name of registrant as specified in its charter)

Montana

(State or other jurisdiction of incorporation)

(Commission File Number)	(IRS Employer Identification No.)
000-18911	81-0519541

49 Commons Loop

Kalispell, Montana 59901

(Address of principal executive offices) (zip code)

Registrant’s telephone number, including area code: (406) 756-4200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act of (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act of (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Glacier Bancorp, Inc. (“Glacier”) and its subsidiary Glacier Bank (the “Bank,” and collectively with Glacier, the “Company”) has announced that the Company is expanding its executive management team with the addition of Randall M. “Randy” Chesler (“Mr. Chesler”). Mr. Chesler, age 56, brings more than 30 years of experience in the financial services industry, most recently as President of CIT Bank, the Salt Lake City-based banking subsidiary of CIT Group. During his 10 years with CIT, Mr. Chesler held progressive leadership positions, including President, Small Business Lending and President, Consumer Finance.

On June 18, 2015, the Company entered into an Employment Agreement (the “Employment Agreement”) with Mr. Chesler to serve as (i) President of the Bank and as a director of the Bank beginning August 1, 2015 and (ii) President and Chief Executive Officer of the Bank and President and Chief Executive Officer of Glacier beginning January 1, 2017. Upon the recommendation of the nominating committee of the Glacier board of directors, Mr. Chesler will be nominated for election to the Glacier board of directors in 2016. Below is a summary of the Employment Agreement, which is qualified in its entirety by reference to Exhibit 10.1, which is filed herewith.

The term of the Employment Agreement is August 1, 2015 to December 31, 2017 and may be extended for subsequent one-year terms upon the approval of the boards of directors of Glacier and the Bank. Mr. Chesler’s salary from August 1, 2015 to December 31, 2016 will be $400,000 annually. From January 1, 2017 to December 31, 2017, his annual salary will be determined by Glacier’s board of directors but will not be less than the greater of $631,000 or the 35th percentile of the then-current base salary for chief executive officers of a custom peer group of Glacier to be developed by the compensation committee of the Glacier board of directors.

Mr. Chesler will be granted restricted stock of $400,000 in value as a signing bonus, which stock will be granted on August 1, 2015 at the closing price per share of Glacier stock as quoted on the Nasdaq on July 31, 2015, and which will vest ratably on each of the first four anniversaries of the grant date and become fully vested on August 1, 2019. Mr. Chesler will also receive a cash signing bonus of $100,000, less applicable taxes and withholdings. He is entitled to relocation benefits in accordance with Glacier’s established program, and he may participate in any Glacier program available to senior management for income deferral.

Subject to his continued employment through February 15, 2016 and the terms of the Employment Agreement, Mr. Chesler will be eligible for certain cash and stock awards including (i) a restricted stock award for 2015 of $200,000 in value, granted on February 15, 2016, which will vest ratably on the first three anniversaries of the grant date and become fully vested on February 15, 2019 and (ii) a cash incentive award for 2015 of $200,000, payable on February 15, 2016. Mr. Chesler also will become eligible to participate in Glacier’s short- and long-term incentive plans beginning January 1, 2016.

Mr. Chesler will accrue up to 160 hours of paid vacation each year, will be eligible to participate in Glacier’s employee benefits plans, and will be covered by Glacier’s directors and officers liability insurance policy.

If Mr. Chesler’s employment is terminated by the Company for cause (as defined) during the term of the Employment Agreement or if the Employment Agreement terminates because Mr. Chesler dies or is unable to perform his duties for a period of 90 consecutive days, the Company will pay Mr. Chesler the salary earned and any reimbursable expenses incurred through the date of termination. Mr. Chesler will have no right to receive compensation or other benefits for any period after termination.

If Mr. Chesler’s employment is terminated by the Company without cause (as defined) or by Mr. Chesler for good reason (as defined) during the term of the Employment Agreement, Mr. Chesler will receive a payment equal to the base salary to which he would have been entitled for the remainder of the term of the Employment Agreement if his employment had not terminated, subject to Mr. Chesler executing and not revoking a release of claims in favor of the Company. Should Mr. Chesler terminate his employment because the Company fails to employ him as Chief Executive Officer of the Bank and President and Chief Executive Officer of Glacier in accordance with Section 1.B of the Employment Agreement, the Company will pay Mr. Chesler a payment equal to two times his base salary as President of the Bank, subject to Mr. Chesler executing and not revoking a release of claims in favor of the Company. All such payments must be completed no later than March 15 of the calendar year following the calendar year in which employment was terminated.

If Mr. Chesler’s employment is terminated by the Company or its successor without cause either following the announcement of a change in control (as defined) that subsequently occurs, or within three years following a change in control, the Employment Agreement provides that Mr. Chesler will be entitled to receive an amount equal to 2.99 times his then-current annual salary, payable in 36 monthly installments, plus continued employment benefits for 2.99 years following the occurrence of the change in control or termination as the case may be. This amount (2.99 times annual salary plus continuation of benefits) would also be payable if Mr. Chesler terminates his employment for good reason within three years of a change in control. The Employment Agreement provides that these payments to be received by Mr. Chesler will be limited to less than the amount that would cause them to be an “excess parachute payment” within the meaning of Section 280G(b)(2)(A) of the Internal Revenue Code, but only if such a limitation would result in Mr. Chesler retaining a larger amount, on an after-tax basis, than if he received the entire amount of such payments. In addition, the payments and benefits to be received by Mr. Chesler will be reduced by any compensation that he receives from the Company or its successor following the change in control and/or after his termination of employment. All payments are subject to Mr. Chesler executing and not revoking a release of claims in favor of the Company.

Mr. Chesler is prohibited from using for his own purposes or disclosing confidential information during the term of the Employment Agreement and for a period of five years after Mr. Chesler’s employment has terminated. Mr. Chesler also is prohibited from competing with the Company or its subsidiaries during the term of the Employment Agreement and for a three- year period following his termination of employment (unless such termination is the result of the Company’s election not to renew Mr. Chesler’s employment).

A copy of the Employment Agreement is attached as Exhibit 10.1 and is incorporated herein in its entirety by reference.

Item 7.01. Regulation FD Disclosure.

A copy of Glacier’s press release relating to the announcement described in Item 5.02, dated June 22, 2015, is furnished as Exhibit 99.1 to this Form 8-K.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits.

10.1	Employment Agreement between Glacier Bancorp, Inc. and Randall Chesler, effective June 18, 2015.

99.1	Press Release, dated June 22, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 22, 2015	GLACIER BANCORP, INC.

/s/ Michael J. Blodnick
	By:	Michael J. Blodnick President and CEO

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